Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

To the Board of Trustees and Shareholders of

Jennison 20/20 Focus Fund:

We consent to the incorporation by reference, in this registration statement, of our report dated March 28, 2005 on the statement of assets and liabilities of Jennison 20/20 Focus Fund (hereafter referred to as the “Fund”), including the portfolio of investments, as of January 31, 2005, and the related statement of operations for the year then ended, and the statements of changes in net assets and financial highlights for each of the years in the two-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Other Service Providers” and “Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

KPMG LLP

New York, New York

March 29, 2005